Capital Senior Living Corporation Completes Merger With ILM Senior Living, Inc.

DALLAS--(BUSINESS WIRE)--Aug. 16, 2000--Capital Senior Living Corporation (NYSE:CSU - news), one of the country's largest operators and developers of senior living communities, announced today that it has closed its previously announced merger with ILM Senior Living, Inc. In addition to the seven senior living communities owned by ILM Senior Living, Inc. the Company also acquired the 75% interest in Villa Santa Barbara which was jointly owned by ILM II Senior Living, Inc. Total cash consideration for the eight communities was approximately $97.6 million. Capital Senior Living Corporation has been managing these properties since 1996.

"We are pleased to add these eight communities to our owned portfolio," James A. Stroud, Chairman of the Company said. "This merger is strategically important to the Company in achieving our previously announced initiatives aimed at increasing ownership of assets and enhancing cash flows from operations. Subsequent to the merger, we expect annual cash earnings to increase by approximately $0.11 per share, growth of more than 20% from the present rate." GMAC Commercial Mortgage Corporation and its affiliate provided acquisition financing for the merger as well as refinancing of three communities owned by the Company.

"This merger will increase the Company's resident capacity of owned communities by approximately 1300 residents, which equates to a purchase price of just over $75,000 per unit of resident capacity," Lawrence A. Cohen the Company's Chief Executive Officer said. "Furthermore, the merger is expected to increase revenues by more than $22 million over the next twelve months and EBITDA by approximately $10.5 million. Now that the merger with ILM Senior Living, Inc. is closed, we will review financing alternatives regarding the merger with ILM II Senior Living, Inc. In the meantime, we will continue to manage the remaining ILM II Senior Living, Inc. properties pursuant to our existing management agreement."

ABOUT THE COMPANY

Capital Senior Living Corporation is one of the nation's largest operators and developers of residential communities for senior adults. The Company's operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.

The Company currently owns and/or operates 39 communities in 19 states with a total capacity of approximately 6,800 residents and is developing and/or constructing 19 communities with a total capacity of approximately 2,600 residents. Upon completion of these developments, the Company is expected to increase its total capacity to approximately 9,400 residents. In the communities operated by the Company, 84 percent of residents live independently and 16 percent of residents require assistance with activities of daily living.

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company's ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic condition generally, and satisfaction of closing conditions such as those pertaining to licensure. These and other risks are detailed in the Company's reports filed with the Securities and Exchange Commission.


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Contact:
     Capital Senior Living Corporation
     Ralph A. Beattie, 972/770-5600